EXHIBIT 10.1
REVOLVING LINE OF CREDIT NOTE

$25,000,000.00	Omaha, Nebraska
July 16, 2021

    FOR VALUE RECEIVED, the undersigned THE BUCKLE, INC. and BUCKLE BRANDS, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at MAC: F8069-020, 13625 California Street, 2nd Floor, Omaha, Nebraska 68154 or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty-Five Million Dollars ($25,000,000.00), or so much thereof as may be advanced and be outstanding pursuant to the terms of the Credit Agreement, as defined herein, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein..

DEFINITIONS:

    As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

a."Benchmark Floor" means a rate of interest equal to zero percent (0%).

b."Daily Simple SOFR" means, with respect to any day (a "Reference Day"), a rate per annum equal to SOFR for the date that is (a "SOFR Rate Date") two (2) U.S. Government Securities Business Days prior to, (i) if such Reference Day is a U.S. Government Securities Business Day, such Reference Day, or, (ii) if such Reference Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Reference Day, in each case, as such rate appears on the SOFR Administrator's Website at approximately 3:00 p.m. (New York City time) on the U.S. Government Securities Business Day immediately following such SOFR Rate Date; provided, however, that if Daily Simple SOFR determined as provided above would be less than the Benchmark Floor, then Daily Simple SOFR shall be deemed to be the Benchmark Floor.

c."Federal Reserve Business Dav" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

d."Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its prime rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate; provided, however, that if Prime Rate determined as provided above would be less than zero percent (0%), then Prime Rate shall be deemed to be zero percent (0%).

e."SOFR" means a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator's Website.

f."SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate").

g."SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org. or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

h."U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

INTEREST:

(a)    Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be one and thirty-four hundredths percent (1.34%) above Daily Simple SOFR in effect from time to time. Bank is hereby authorized to note the date, principal amount and interest rate applicable to this Note and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted. The Bank shall be permitted to estimate the amount of accrued interest that is payable at any time hereunder on the applicable invoice provided by Bank to Borrower in respect thereof, in which case Borrower shall pay such estimated amount and Bank shall to the extent necessary, include on the next invoice an adjustment to correct any difference between the amount on the applicable invoice and the amount of interest that actually accrued pursuant to the terms of this Note.

(b)    Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to SOFR or Daily Simple SOFR, and (ii) costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as amended), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to SOFR or Daily Simple SOFR. In determining which of the foregoing are attributable to any SOFR or Daily Simple SOFR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(c)    Default Interest. Bank shall have the option in its sole and absolute discretion to have the outstanding principal balance of this Note bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note (i) from and after the maturity date of this Note; (ii) from and after the date prior to the maturity date of this Note when all principal owing hereunder becomes due and payable by acceleration or otherwise; and/or (iii) upon the occurrence and during the continuance of any Event of Default.

(d)    Inability to Determine Interest Rates; Illegality. Subject to the Benchmark Replacement Provisions below, if Bank determines (any determination of which shall be conclusive and binding on Borrower) that either (i) Daily Simple SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event or an Early Opt-in Election (an "Inability Determination") or (ii) any law has made it unlawful, or that any governmental authority has asserted that it is unlawful, for Bank to make or maintain an advance based on SOFR or Daily Simple SOFR, or to determine or charge interest rates based upon SOFR or Daily Simple SOFR (an "Illegality Determination"), then Bank will so notify Borrower. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum determined by Bank to be equal to the Prime Rate in effect from time to time, from the date of an Inability Determination or an Illegality Determination until Bank revokes such Inability Determination or notifies Borrower that the circumstances giving rise to such Illegality Determination no longer exist, as applicable. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. Notwithstanding any of the foregoing to the contrary, if a Benchmark Replacement is subsequently determined in accordance with applicable Benchmark Replacement Provisions, that Benchmark Replacement, plus any applicable margin, will become effective on the Benchmark Replacement Date and will then supersede the Prime Rate and margin determined in accordance with this provision.

BENCHMARK REPLACEMENT PROVISIONS:

Notwithstanding anything to the contrary contained in this Note or in any related loan document (for the purposes of these Benchmark Replacement Provisions, a swap agreement by and between Borrower and Bank or any of its affiliates is not a loan document):

a.Benchmark Replacement. If a Benchmark Transition Event or an Early Opt-in Election, as applicable, occurs, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes under this Note or under any related loan document. Any Benchmark Replacement will become effective on the applicable Benchmark Replacement Date without any further action or consent of Borrower.

b.Benchmark Replacement Conforming Changes. Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

c.Notices; Standards for Decisions and Determinations. Bank will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Bank pursuant to these Benchmark Replacement Provisions, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and will be made in its sole discretion and without Borrower consent.

d.Certain Defined Terms. As used in this Note, each of the following capitalized terms has the meaning given to such term below:

i."Benchmark" means, initially, Daily Simple SOFR; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to Daily Simple SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of this Note.

ii."Benchmark Administrator" means, initially, the SOFR Administrator, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

iii."Benchmark Replacement" means the sum of: (A) the alternate rate of interest that has been selected by Bank as the replacement for the then-current Benchmark; and (B) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Bank, in each case, giving due consideration to (x) any selection or recommendation by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such rate, or (y) any evolving or then prevailing market convention for determining a rate of interest as a replacement to the then current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for such alternate rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time; provided, however, that if the Benchmark Replacement as determined as provided above would be less than the Benchmark Floor, then Benchmark Replacement shall be deemed to be the Benchmark Floor, subject to any other applicable floor rate provision.

iv."Benchmark Replacement Conforming Changes" means any technical, administrative or operational changes (including, without limitation, changes to the timing and frequency of determining rates and making payments of interest, prepayment provisions and other technical, administrative or operational matters) that Bank decides may be appropriate to reflect the adoption and implementation of a Benchmark Replacement and to permit the administration thereof by Bank.

v."Benchmark Replacement Date" means the date specified by Bank in a notice to Borrower following a Benchmark Transition Event or Early Opt-in Election.

vi."Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (A) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (B) the Benchmark is no longer, or as of a specified future date will no longer be, representative of underlying markets.

vii."Early Opt-in Election" means the election by Bank to declare that the Benchmark will be replaced prior to the occurrence of a Benchmark Transition Event and the provision by Bank of written notice of such election to Borrower indicating that at least five (5) currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a new benchmark interest rate to replace the then-current Benchmark.

viii."Relevant Governmental Body" means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York or any successor thereto.

BORROWING AND REPAYMENT:

    (a)    Borrowing and Repayment of Principal. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on July 31, 2023.

    (b)    Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing July 31, 2021, and on the maturity date set forth above.

(c)    Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) DENNIS H. NELSON or THOMAS B. HEACOCK, any one acting alone (subject to any of Bank's applicable authentication policies or procedures, which may require that a particular individual-including another specific individual listed above-provide verification of the identity of the requestor), who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

    (d)    Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

PAYMENTS:

If any payment of principal or interest to be made pursuant to this Note other than a prepayment or a payment due on the maturity date of this Note, shall fall due on a day that is not a Federal Reserve Business Day, payment shall be made on the next succeeding Federal Reserve Business Day, except that, if such next succeeding Federal Reserve Business Day would fall in the next calendar month, such payment shall be made on the immediately preceding Federal Reserve Business Day. Any extension or contraction of time shall be reflected in computing interest or fees, as the case may be.

PREPAYMENT:

Borrower may prepay principal on this Note at any time, in any amount and without penalty. If principal under this Note is payable in more than one installment, then any prepayments of principal shall be applied to the most remote principal installment or installments then unpaid.

SWAP AGREEMENT:

Borrower understands and acknowledges that (i) any Swap Agreement constitutes an independent agreement between Borrower and Bank and will be unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in the Swap Agreement, (ii) nothing in this Note shall be construed as a modification of a Swap Agreement or create an obligation to amend a Swap Agreement, (iii) Borrower may incur losses or reductions in benefits related to differences between the economic terms and characteristics of this Note and those of a related Swap Agreement (including, without limitation, differences with respect to maturity dates, payment dates and methods for determining interest rates and differences between borrowings hereunder and the notional amount of a Swap Agreement), and Bank is under no obligation to ensure that there are no differences or that differences will not arise hereafter, including, without limitation, differences between usage hereunder and the notional amount of a Swap Agreement, and (iv) Bank has no obligation to modify, renew or extend the maturity date of this Note to match the maturity date of a Swap Agreement. For the purposes of this provision, "Swap Agreement" means any existing or future swap agreement by and between Borrower and Bank or any of its affiliates.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated January 31, 2011, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)    Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, if any, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note whether or not suit is brought, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

    (b)    Collateral Exclusion. No lien or security interest created by or arising under any deed of trust, mortgage, security deed, or similar real estate collateral agreement ("Lien Document") shall secure the Note Obligations unless such Lien Document specifically describes the promissory note(s), instrument(s) or agreement(s) evidencing Note Obligations as a part of the indebtedness secured thereby. This exclusion shall apply notwithstanding (i) the fact that such Lien Document may appear to secure the Note Obligations by virtue of a cross-collateralization provision or other provisions expanding the scope of the secured obligations, and (ii) whether such Lien Document was entered into prior to, concurrently with, or after the date hereof. As used herein, "Note Obligations" means any obligations under this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time, or under any other evidence of indebtedness that has been modified, renewed or extended in whole or in part by this Note, as amended, extended, renewed, refinanced, supplemented or otherwise modified from time to time.

(c)    Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d)    Governing Law. This Note shall be governed by and construed in accordance with the laws of Nebraska, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

(e)    Effective Date. The effective date of this Note shall be the date that Bank has accepted this Note and all conditions to the effectiveness of the Credit Agreement have been fulfilled to Bank's satisfaction. Notwithstanding the occurrence of the effective date of this Note, Bank shall not be obligated to extend credit under this Note until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

IN WITNESS WHEREOF, the undersigned has executed this Note to be effective as of the effective date set forth herein.

THE BUCKLE, INC.

By:	/s/ DENNIS H. NELSON
DENNIS H. NELSON,
PRESIDENT, CHIEF EXECUTIVE
OFFICER

BUCKLE BRANDS, INC.

By:	/s/ DENNIS H. NELSON
DENNIS H. NELSON,
PRESIDENT, CHIEF EXECUTIVE
OFFICER

FIFTH AMENDMENT TO CREDIT AGREEMENT

    THIS AMENDMENT TO CREDIT AGREEMENT (this "Amendment") dated July 16, 2021, is entered into by and between THE BUCKLE, INC. and BUCKLE BRANDS, INC., both a Nebraska corporation (each individually, a "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"). Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

    WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of January 31, 2011, as amended from time to time ("Credit Agreement").

    WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

    1.    Section 1.1. (a) is hereby amended by deleting "July 31, 2021" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "July 31, 2023." Any promissory note delivered in connection with this Amendment shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement.

2.    The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank's system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank's satisfaction.

a.Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank's counsel.

b.Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

i.This Amendment and each promissory note or other instrument or document required hereby.
ii.Such other documents as Bank may require under any other Section of this Amendment.

c.Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

3.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

4.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT THE PARTIES FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth herein.

WELLS FARGO BANK,
THE BUCKLE, INC.		NATIONAL ASSOCIATION

By:	/s/ DENNIS H. NELSON	By:	/s/ SEAN T. O'CONNELL,
	DENNIS H. NELSON,		SEAN T. O'CONNELL,
	PRESIDENT, CHIEF EXECUTIVE		VICE PRESIDENT
OFFICER

BUCKLE BRANDS, INC.

By:	/s/ DENNIS H. NELSON
DENNIS H. NELSON,
PRESIDENT, CHIEF EXECUTIVE
OFFICER